Exhibit 10.24


8 June 2000


Mr. Maurice Mallette and
Judith A. Mallette
11744 East Sand Hills Raod
Scottsdale, AZ  85255

Mr. Pasquale Rizzi
17837 North 53rd Street
Scottsdale, AZ  85254

Re: OneSource Technologies, Inc., stock issuances relative to its acquisition of Cartridge Care, Inc.

Sometime ago when I realized Don was hopelessly buried I took over a number of tasks that I'd previously assigned to him. One such task was the accountability for all stock issuances of Company stock. The backlog has taken me until now to adequately sort things out well enough to determine what stock has been issued and what stock has yet to be issued in the subject transaction.

In this regard, I've found that the shares due you haven't been fully tendered. Specifically, it looks like the only shares issued in connection with the subject transaction were to Maurice's IRA account. Accordingly, I'm pressing to order the issuance of all remaining shares required by this transaction as soon as possible.

As you know the "Folino thing" has put a cloud over the Cartridge Care, Inc. ("CC") merger. While in the end I, like you, firmly believe the final outcome will not change our opinion that we did the right thing in acquiring CC, it has called attention to the need to appropriately determine the "real" value of the company we acquired. As you'll recall our agreement was that the shares called for in the purchase agreement would be adjusted to reflect any decrease in the purchase price as ordered by the Court. In this regard at year-end, as part of the independent audit the auditors and we agreed that a value of approximately $370,000 best reflected our present estimate of such a price.

Consequently, until a final settlement of the matter is reached, I propose as Chairman of the Company, that the remaining shares up to the $370,000 value be issued to you immediately and shares related to the balance yet to be resolved be issued in your names but deposited and held in an escrow account. I have asked our mutual counsel, Jim Deer, to accept the charge to hold the stock and he has agreed to do so with appropriate agreed written instructions.

Mallette - Rizzi
8 June 2000
Page 2


The tabulation below shows the number of shares that have been issued as well as those ordered for your respective accounts. The table also delineates between shares ordered for immediately issue and those held in escrow pending final court word.

Upon your agreement, the issuance instructions will stipulate that the latter shares be held in an escrow account at the law offices of James Deer, ESQ. and not distributed until a resolution of the Folino case enables us to make a final determination of the real value of CC at the date of merger. In the interim and pending final resolution, you will vote all issued shares but escrow shares will be held as "non voting" until released.

                               Total Shares  Actual Shares  Shares        Shares To Be
Shareholder Name                 Expected    Issued         To Be Issued  Escrowed
----------------------------   ------------  -------------  ------------  ------------
Maurice and Judith Mallette       943,750    506,250        75,694        361,806
Pasquale Rizzi                    943,750    None           581,944       361,806
-----------------------------  ------------  -------------  ------------  ------------

To effect this issuance and escrow I request your acknowledgement and acceptance of this arrangement, by signing the acknowledgement spaces below and returning a copy of this letter to my attention.

Best regards,

/s/ Jerry Washburn
Jerry Washburn

Acknowledged and agreed:

/s/ Maurice Mallette           /s/ Judith Mallette         /s/ Pasquale Rizzi
---------------------          -------------------         ---------------------
Maurice Mallette               Judith Mallette             Pasquale Rizzi